Exhibit 99.1

Mace Reports Financial Results for the Second Quarter & Six Months Ended June 30, 2009

HORSHAM, Pa.--(BUSINESS WIRE)--August 12, 2009--Mace Security International, Inc. ("Mace" or the “Company”) (Nasdaq Global: MACE) today announced financial results for the second quarter and six months ended June 30, 2009.

2009 Second Quarter Highlights

  Mace is continuing to align its operations for today’s economy and future direction:

    Reduced SG&A expenses by $560,000 for the second quarter of 2009 as compared to the second quarter of 2008, a result of corporate wide cost cutting measures.
    Entered into agreements to sell a car wash in Lubbock, Texas and a car wash in Arlington, Texas for consideration totaling approximately $1.8 million.
  Mace continued to strengthen its recently acquired wholesale security monitoring station, Mace CSSS, Inc.:

    Implemented a new alarm monitoring software platform-stages™ into its Anaheim, California operations. A significant technology advancement for the industry.
    Hired Peter P. Giacalone as President of the new Security Services Division.
    Named Morgan Hertel as Director of Operations, Mace CSSS, Inc.
  Mace hired security industry veteran Don Taylor as its Vice President of Marketing and Investor Relations.

Dennis Raefield, CEO and President of Mace, stated, “While Mace has been under the same intense pressure and reduced revenue levels as most manufacturers and distributors in the security industry, we have been able to continue executing our strategy, which is to focus Mace as a security-based company, moving away from the car wash business, while maximizing our digital media segment and adjusting the size of our security segment to the realities of today’s market place.

“We continue to strengthen our security product lines and expect our new Mace central monitoring station to augment revenues and operating results as we roll out next generation services to our expanding dealer base. For Q3, we are on track to offer the new Mace Authorized Dealer Program, a new IP based video product, access control equipment, and intrusion (alarm) hardware that can work simply as a standalone “Do it Yourself” product or as a value added, advanced, high quality component of a security system installed by a Mace professional dealer.

“We continue to be focused on our top line revenue. We saw a small turnaround in June, while strengthening our dealer relationships with better service and quality products. The current state of the credit markets continues to provide challenges to us as credit availability slows the sale of our remaining car washes and the ability of our dealers and end-user customers to purchase Mace products. While we were required to record a partial impairment on the Linkstar goodwill, we remain confident this business is stable and profitable.

“We continue to implement our plan first detailed last December, to return Mace to profitability as soon as possible,” Mr. Raefield concluded.

Financial Results, Second Quarter of 2009 Compared to Second Quarter of 2008

Total revenues for the second quarter ended June 30, 2009 were $8.5 million, as compared to $12.9 million for the same period in 2008. The decrease in overall revenues during the second quarter of 2009 was primarily due to a decrease in revenues from Mace’s Digital Media Marketing segment because of management’s decision to discontinue the marketing efforts of its online marketing division, PromoPath, in June 2008. There was also a reduction in sales in Mace’s Security and Car Wash segments.

Loss from continuing operations for the second quarter of 2009 was approximately ($3.5) million, or ($0.21) per share, compared to a loss from continuing operations of ($4.0) million, or ($0.25) per share, for the second quarter of 2008. The reduction in loss from continuing operations was due to a reduction in asset impairment charges from $2.6 million to $1.3 million and a reduction in selling, general and administrative (“SG&A”) expenses from $4.7 million to $4.2 million for the three months ended June 30, 2008 as compared to the same period in 2009. The SG&A expense savings were realized primarily through a reduction in costs of approximately $711,000 within our Digital Media Marketing segment, offset partially by SG&A expenses of approximately $208,000 related to our new Mace CSSS operation which we acquired on April 30, 2009.

Discontinued operations include the Company’s Florida, San Antonio, Texas, Lubbock, Texas and Austin, Texas car wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $164,000, or $0.01 per share, in the three months ended June 30, 2009 and $107,000, or $0.01 per share, in the same period of 2008.

Net loss for the three months ended June 30, 2009 was approximately ($3.3) million, or ($0.20) per share, compared to a net loss of approximately ($3.9) million, or ($0.24) per share, for the three months ended June 30, 2008.

Financial Results, Six Months of 2009 Compared to Six Months of 2008

Total revenues for the six months ended June 30, 2009 were $17.1 million, as compared to $25.2 million for the same period in 2008. The decrease in overall revenues was primarily due to a decrease in revenues from Mace’s Digital Media Marketing segment because of management’s decision to discontinue the marketing efforts of its online marketing division, PromoPath, in June 2008. There was also a reduction in sales in Mace’s Security and Car Wash segments.

Net loss for the six months ended June 30, 2009 was approximately ($4.9) million, or ($0.30) per share, compared to net income of $44,000, or $0.00 per share, for the first six months of 2008.

Discontinued operations include the Company’s Florida, San Antonio, Texas, Lubbock, Texas and Austin, Texas car wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $224,000, or $0.01 per share, in the six months ended June 30, 2009 as compared to $6.3 million or $0.38 per share in the same period of 2008. The 2008 income from discontinued operations included a $6.9 million gain from the sales of the Company’s six Florida car washes, partially offset by an accrual of $600,000 relating to a $100,000 criminal fine and a forfeiture of $500,000 in proceeds from the sale of four Northeast car washes from the previously reported immigration investigation.

The Company’s net book value was $38.1 million, or $2.34 per share, at June 30, 2009. In addition, Mace had $51.0 million in total assets, including $5.8 million of cash and short-term investments, at June 30, 2009.

Conference Call

Mace will conduct a conference call on Tuesday, August 18, 2009 at 11:30 AM Eastern Time. The Conference call number is (877) 719-8065, conference ID: 23828096. There will be access to a tape recording of the teleconference by calling 800-642-1687. and entering the conference ID: 23828096. This will be available after the teleconference from 4:00 PM Eastern, Tuesday, August 18, 2009 through Tuesday September 1, 2009. In addition, participants can view the slide presentation by clicking on the following link: http://event.meetingstream.com/r.htm?e=158627&s=1&k=0E5F082AD7EF78DC27073E31A89F6E0F. The event title is: Mace Security Second Quarter Investor Relations call, event ID: 158627.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “projected,” “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended June 30,
	2009	2008

Revenues
Security	$4,458	$5,555
Digital media marketing	2,758	5,472
Car wash	1,298	1,843
	8,514	12,870
Cost of revenues
Security	3,186	4,121
Digital media marketing	1,883	3,700
Car wash	1,216	1,563
	6,285	9,384

Selling, general and administrative expenses	4,179	4,739
Depreciation and amortization	252	284
Asset impairment charges	1,282	2,608

Operating loss	(3,484)	(4,145)

Interest (expense) income, net	(16)	26
Other income	44	108
Loss from continuing operations before income taxes	(3,456)	(4,011)

Income tax expense	40	25

Loss from continuing operations	$(3,496)	$(4,036)

Income from discontinued operations, net of tax	$164	$107

Net loss	$(3,332)	$(3,929)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.21)	$(0.25)
Income from discontinued operations	0.01	0.01
Net loss	$(0.20)	$(0.24)

Weighted average shares outstanding
Basic	16,285,377	16,465,253
Diluted	16,285,377	16,465,253

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Six Months Ended June 30,
	2009	2008

Revenues
Security	$8,636	$10,841
Digital media marketing	5,804	10,917
Car wash	2,666	3,402
	17,106	25,160
Cost of revenues
Security	6,128	8,015
Digital media marketing	4,025	7,745
Car wash	2,437	2,967
	12,590	18,727

Selling, general and administrative expenses	7,856	9,701
Depreciation and amortization	484	570
Asset impairment charges	1,282	2,608

Operating loss	(5,106)	(6,446)

Interest (expense) income, net	(21)	48
Other income	53	220
Loss from continuing operations before income taxes	(5,074)	(6,178)

Income tax expense	80	50

Loss from continuing operations	$(5,154)	$(6,228)

Income from discontinued operations	$224	$6,272

Net (loss) income	$(4,930)	$44

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.31)	$(0.38)
Income from discontinued operations, net of tax	0.01	0.38
Net (loss) income	$(0.30)	$-

Weighted average shares outstanding
Basic	16,285,377	16,465,253
Diluted	16,285,377	16,465,253

CONTACT:
Mace Security International, Inc.
Don Taylor, Vice President
954-449-1306
dtaylor@mace.com